EXHIBIT 3.1



                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                            AMES NATIONAL CORPORATION




TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

Pursuant to the provisions of Section 1007 of the Iowa Business Corporation Act,
the  undersigned   corporation   adopts  the  following   Restated  Articles  of
Incorporation:

1.   The name of the corporation is Ames National Corporation.

2.   The text of the Restated Articles of Incorporation is as follows:

                                    ARTICLE I

The name of the corporation is Ames National Corporation.

                                   ARTICLE II

The corporation shall have perpetual duration.

                                   ARTICLE III

The corporation shall have unlimited power to engage in, and to do any lawful act concerning, any and all lawful business for which corporations may be organized under the Iowa Business Corporation Act.

                                   ARTICLE IV

The aggregate number of shares of stock which the corporation is authorized to issue is Six Million (6,000,000) shares of common stock with each share having a par value of Five Dollars ($5.00). The common stock shall have unlimited voting rights and shall be entitled to the net assets of the corporation upon dissolution.

                                    ARTICLE V

The total number of directors of the corporation shall be divided into three classes, each class to be as nearly equal in number as possible, determined by terms expiring in successive years. At each annual meeting of shareholders, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall serve until a successor is duly elected and qualified, or until his or her death, resignation or removal. The total number of directors of the corporation shall be determined in accordance with the bylaws of the corporation.

                                   ARTICLE VI

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for a transaction from which the director derives an improper personal benefit; or (iv) under Section 490.833 of the Iowa Business Corporation Act. If the Iowa Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the maximum extent permitted by law. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

                                   ARTICLE VII

The corporation hereby elects to be subject to Section 1110 of the Iowa Business Corporation Act (Iowa Code Section 490.1110) entitled "Business Comminations with Interested Shareholders" as the same exists on the effective date of the Restated Articles of Incorporation or as may hereafter be amended or changed. No action may be taken to amend, alter, change or repeal, directly or indirectly, this Article VII of the Restated Articles of Incorporation unless at least two-thirds of the votes then entitled to be cast at a meeting of the corporation's shareholders (exclusive of the votes of any "Interested Shareholder" as defined in Section 1110 (3) (e) of the Iowa Business Corporation
Act) are voted in favor of such action.

3. The duly adopted Restated Articles of Incorporation supersede the original articles of incorporation and all amendments thereto.

4. The Restated Articles of Incorporation amend the articles of incorporation, thus requiring shareholder approval. The Restated Articles of Incorporation were approved by the shareholders of the corporation at a duly called and held meeting on April 23, 2001. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the Restated Articles of Incorporation and the number of votes of each voting group indisputably represented at the meeting was as follows:

                                    VOTES         VOTES
DESIGNATION          SHARES      ENTITLED TO   REPRESENTED
OF GROUP           OUTSTANDING     BE CAST     AT MEETING
----------------------------------------------------------

Common Stock       3,122,293     3,122,293      2,221,073

5. The total number of undisputed votes cast for the Restated Articles of Incorporation by each voting group was:

     VOTING GROUP                    VOTES FOR
     ------------------------------------------
     Common Stock                    2,221,073

The number of votes cast for the Restated Articles of Incorporation by each voting group was sufficient for approval by that voting group.

Dated this 23rd day of April, 2001.

                                            AMES NATIONAL CORPORATION

                                            By:  /s/ Daniel L. Krieger
                                                 -------------------------------
                                                 Daniel L. Krieger, President


                                            By:  /s/ John P. Nelson
                                                 -------------------------------
                                                 John P. Nelson, Secretary